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                                                                    EXHIBIT 99.1

                                                  Contact: Shawn K. Singh
                                                           Senior Vice President
                                                           (650) 358-3456


            SCICLONE PHARMACEUTICALS SECURES $32 MILLION EQUITY LINE

San Mateo, CA - July 8, 1998 - SciClone Pharmaceuticals (Nasdaq: SCLN) today announced that it has entered into an agreement with an institutional investor for an equity line which allows the Company to access up to $32 million through sales of its Common Stock over a two-year period. The decision to draw any funds and the timing for any such draw is solely at the Company's discretion. The Company is not obligated to draw any minimum amount under the equity line.

The flexible equity line agreement provides that SciClone, at its option, can obtain up to $4,000,000 per quarter for two years through sales of its Common Stock. Should the Company elect to draw upon the equity line, any shares sold will be at a 3% discount to the average sale price of the Company's Common Stock over a specified period of time prior to the date of each sale.

"This agreement provides us with greater financial flexibility as we seek to expand our commercial operations overseas and our clinical development programs in the U.S.," said Donald R. Sellers, SciClone's President and Chief Executive Officer. "The availability of these funds also strengthens our position as we evaluate our opportunities for strategic alliances for phase 3 development of our lead hepatitis drug, ZADAXIN(R) (thymosin alpha 1), in combination with interferon for treatment of hepatitis C."

As a commitment fee to the investor, the Company issued a five-year warrant to purchase 200,000 shares of its Common Stock at an exercise price of $5.53 per share. Up to 300,000 additional warrants to purchase Common Stock at no less than $5.53 per share will be issued to the investor based upon the number of shares of Common Stock purchased by the investor each calendar year during the term of the financing.

Draws under the equity line are subject to the satisfaction of certain conditions, including registration of the investor's resale of the shares, a minimum trading price per share, volume limitations, and limitations on the number of shares of the Company's Common Stock being held by the investor at any point in time. No assurances can be given that the Company will be able to obtain funds when and if it desires to do so. The equity line also contains anti-shorting provisions.



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SciClone Pharmaceuticals is a global biopharmaceutical company that acquires, develops and commercializes specialist-oriented drugs for treating chronic and life-threatening diseases such as hepatitis B, hepatitis C, cystic fibrosis, cancer and immune system disorders.

Press releases and corporate information from SciClone Pharmaceuticals are available on the Internet at www.sciclone.com and by fax 800-996-7256.

The statements made in this press release contain certain forward looking statements that involve a number of risks and uncertainties. Actual events or results may materially differ from the Company's expectations. In addition to the matters described in this release, future actions by the Food and Drug Administration or equivalent regulatory authorities in foreign countries, results of pending or future clinical trials, as well as the risk factors listed from time to time in the Company's SEC reports, including but not limited to its Annual Report on Form 10-K, may affect the actual results achieved by the Company.

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